As filed with the Securities and Exchange Commission on May 10, 2011

Registration No. 333-173587

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT

NO. 3 TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

China Zenix Auto International Limited

(Exact name of Registrant as Specified in Its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

British Virgin Islands	3714	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 1608, North Circle Road State Highway

Zhangzhou, Fujian Province 363000

People’s Republic of China

(86) 596-2600308

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul W. Boltz, Jr. Ropes & Gray LLP Suite 1601, Chater House 8 Connaught Road Central Hong Kong (852) 3664-6488	Chun Wei Sullivan & Cromwell LLP 28th Floor Nine Queen’s Road Central Hong Kong (852) 2826-8688

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Ordinary shares, par value US$0.0001 per ordinary share	US$250,000,000	US$29,025

(1)

American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-173588). Each American depositary share represents four ordinary shares.

(2)

Includes (i) ordinary shares represented by American depositary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public and (ii) ordinary shares represented by American depositary shares that may be purchased by the underwriters pursuant to an option to purchase additional ordinary shares represented by American depositary shares. The ordinary shares are not being registered for the purposes of sales outside the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file Exhibit 5.1 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide for the indemnification of our directors and officers against all losses or liabilities incurred or sustained by him or her as a director and officers of our company in defending any proceedings, whether civil, criminal, administrative or investigative in which the director acted honestly and in good faith with a view to the best interest of the company and, in the case of criminal proceedings, had no reasonable cause to believe that their conduct was unlawful.

Under the form of indemnification agreements to be filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or under Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration		Underwriting Discount and Commission
Newrace Limited	August 10, 2008	45,000 ordinary shares, par value US$1.00 per share	RMB508.0 million (US$77.0 million	(1) )	N/A
Richburg Holdings Limited	August 10, 2008	5,000 ordinary shares, par value US$1.00 per share	RMB50.0 million (US$7.5 million	(2) )	N/A

(1)	Includes an aggregate amount of RMB121.7 million (US$18.5 million) in cash and RMB386.3 million (US$58.5 million) representing the fair value of the option granted to Mr. Jianhui Lai, our founder, chairman and chief executive officer, by Ms. Laifan Chu to purchase any or all of the shares of Newrace Limited from Ms. Chu during the period from January 1, 2009 to December 31, 2013 at an agreed exercise price.
(2)	Of the RMB50.0 million (US$7.5 million), RMB11.5 million (US$1.7 million) was paid up subsequent to December 31, 2010.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

ITEM 9. UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Zhangzhou, Fujian Province, People’s Republic of China, on May 10, 2011.

China Zenix Auto International Limited

By:	/s/ Jianhui Lai
Name:	Jianhui Lai
Title:	Chairman of the board of directors and chief executive officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 10, 2011.

Signature	Title

/s/ Jianhui Lai Name: Jianhui Lai	Chairman of the board of directors and chief executive officer (Principal executive officer)

/s/ Yifan Li Name: Yifan Li	Chief financial officer (Principal financial and accounting officer)

/s/ Junqiu Gao Name: Junqiu Gao	Director, deputy chief executive officer and chief sales and marketing officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of China Zenix Auto International Limited has signed this registration statement or amendment thereto in the City of New York on May 10, 2011.

Law Debenture Corporation Services Inc.

By:	/s/ Kate Ledyard
Name:	Kate Ledyard
Title:	Manager

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1*	Memorandum and Articles of Association of the Registrant, as currently in effect

3.2*	Amendment to the Memorandum of Association of the Registrant

3.3*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the completion of this offering)

4.1*	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2*	Registrant’s Specimen Certificate for Ordinary Shares

4.3*	Form of Deposit Agreement, among the Registrant, the Depositary and Owners and Holders of American Depositary Shares

4.4*	English translation of Share Subscription and Shareholders Agreement between Newrace Limited and Richburg Holdings Limited, dated August 10, 2008

4.5*	English translation of Supplementary Agreement among Newrace Limited, Richburg Holdings Limited and Ms. Laifan Chu, dated August 12, 2008

4.6*	Deed of Confirmation between Newrace Limited and Richburg Holdings Limited, dated April 21, 2011

5.1	Opinion of Walkers regarding the validity of the ordinary shares being registered

8.1*	Opinion of Ropes & Gray LLP regarding certain U.S. tax matters

8.2	Opinion of Walkers regarding certain British Virgin Islands tax matters (included in Exhibit 5.1)

8.3*	Opinion of Jingtian & Gongcheng regarding certain PRC tax matters (included in Exhibit 99.2)

10.1*	2011 Share Incentive Plan

10.2*	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.3*	Form of Employment Agreement between the Registrant and its executive officers

10.4*	Letter Agreement for Grant of Restricted Shares between Newrace Limited and Mr. Yifan Li, dated December 17, 2010

10.5*	Share Purchase Option Agreement between Mr. Jianhui Lai and Ms. Laifan Chu, dated October 25, 2010

10.6*	Deed of Undertaking between Mr. Jianhui Lai and Ms. Laifan Chu, dated January 25, 2011

10.7*	English translation of Form of Distribution Agreement between Zhengxing Wheel and tier-one distributors

10.8*	English translation of Form of Three-Party Distribution Agreement among Zhengxing Wheel and tier-one and exclusive tier-two distributors

10.9*	Form of Strategic Cooperation Agreement between Zhengxing Wheel and international distributors

10.10*	Form of Strategic Cooperation Agreement between Zhengxing Wheel and international OEM customers

10.11*	Form of English translation of Product Purchase and Sale Agreement between Zhengxing Wheel and Benxi Iron & Steel

10.12*	English translation of Patent License Agreement between Mr. Jianhui Lai and Zhengxing Wheel, dated July 1, 2007

10.13*	English translation of Patent License Agreement between Mr. Jianhui Lai and Zhengxing Wheel, dated June 1, 2009

21.1*	Subsidiaries of the Registrant

23.1*	Consent of Deloitte Touch Tohmatsu, an independent registered public accounting firm

23.2*	Consent of Ropes & Gray LLP (included in Exhibit 8.1)

23.3	Consent of Walkers (included in Exhibit 5.1)

Exhibit Number	Description of Document

23.4*	Consent of Jingtian & Gongcheng (included in Exhibit 99.2)

23.5*	Consent of Frost & Sullivan

23.6*	Consent of Mr. William John Sharp, an independent director appointee

23.7*	Consent of Mr. Xu Gao, an independent director appointee

23.8*	Consent of Mr. Yichun Zhang, an independent director appointee

24.1*	Powers of Attorney (included on the signature page)

99.1*	Code of Business Conduct and Ethics of the Registrant

99.2*	Opinion of Jingtian & Gongcheng regarding certain PRC law matters

*	Filed previously.